Storage Alliance Inc.
725, 435 Fourth Avenue SW
Calgary, Alberta T2P 3A8

December 30, 2002

Mr. Rober Irwin

408 Oakhill Place SW

Calgary Alberta T2V 3X6

Dear Bob:

Storage Alliance Inc. is please to provide you with an offer to join our team in the capacity of Executive Vice President, effective January 6, 2003, and reporting to the President, CEO.

Your compensation will be paid at an annual base rate of $96,000 per annum. Your revenue attainment objective for the first twelve months will be $350k in Storage Experts revenue and $2,500k in run-rate hosting engagements. Your first three months will be considered probationary, whereby Storage Alliance will review performance on April 30 to determine eligibility to continue full time employment.

Additionally, I would like to recognize your pivotal role in the successful execution of our business model. Accordingly you will be granted 405,000 Storage Alliance stock options at a price of $0.50 per share for the first 135,000, $1.00 for the second 135,000 and $1.50 for the remaining 135,000. These options shall vest in accordance with the following schedule:

-beginning January 6, 2004 and on each anniversary thereafter, a total of one third (1/3) of the Option Shares will vest per year.

Additionally, you also will qualify for and receive expense reimbursement for all reasonable and actual expenses related to your role including cell phone expense, travel and living outside of Calgary, and parking. We will also supply you with a laptop and access to our network from your home. You are immediately eligible for coverage under our group health care plan as well as three weeks paid vacation per year.

You will be considered in the succession planning for your role of CEO.

We look forward to having you part of our team Bob and welcome. Your signature below represents acceptance of this offer.

Yours truly,

/s/ Jeff Ascah /s/ Robert Irwin January 3, 2003